EXHIBIT 99.1

Patriot National Bancorp Reports Third Quarter Results

Strengthened by Reversal of the Valuation Allowance on Deferred Tax Assets

STAMFORD, Conn., Nov. 4, 2014 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot" or the "Company") (Nasdaq:PNBK), the parent company of Patriot National Bank ("the Bank"), today announced financial results for its third quarter ended September 30, 2014.

Net income for the quarter was $17.3 million, or $0.45 per diluted share, compared to a net loss of $2.4 million, or $0.06 loss per diluted share for the same quarter last year and net income of $525,000, or $0.01 per diluted share for the prior quarter ended June 30, 2014. Earnings for the current quarter were supplemented by the recognition of a one-time tax benefit in the amount of $16.8 million, which resulted from the reversal of 97% of the valuation allowance on the Bank's deferred tax assets. Excluding this one-time tax benefit, Patriot's earnings for the third quarter were $449,000, or $0.01 per diluted share and included the provision of the Company's year-to-date bonus accrual Patriot recorded net income of $18.1 million, or $0.47 per diluted share for the nine-month period ended September 30, 2014 compared to a net loss of $8.2 million, or $0.21 loss per diluted share for the comparable period in 2013. Excluding the one-time tax benefit posted in the current quarter, earnings on a year-to-date basis for 2014 were $1.3 million, or $0.03 per diluted share.

"We are pleased to have reached a level of profitability and earnings growth where we could justify the reversal of the valuation allowance," said Michael Carrazza, Chairman of the Board. "It is a significant milestone that enables Patriot to proceed with – and direct focus on -- its strategic growth plans."

President's Comments

Kenneth T. Neilson, President and CEO, commented, "We also view the termination of the Bank's formal agreement with the OCC as a significant achievement as it signifies that the OCC no longer considers the Bank to be in "troubled condition." We believe the decision to terminate the formal agreement was due to, among other things, the substantial improvement in the Bank's asset quality, financial condition, earnings and regulatory capital position following the successful implementation of our turnaround plan."

Financial Highlights:

  The net interest margin was 3.37% for the quarter ended September 30, 2014, compared to 3.47% for the third quarter a year ago. For the nine months ended September 30, 2014 the net interest margin was 3.31% compared to 3.06% for the nine months ended September 30, 2013. The increase of 25 basis points, or 8.2%, is primarily attributable to the Company's execution of its deposit cost strategy implemented in stages throughout 2013.
  Non-interest income was flat on a quarter-to-quarter and year-to-date basis when comparing 2014 to 2013 despite the dissolution of our residential lending group in late 2013. The loss of fee income from mortgage banking activity and from gains on loan and branch sales in 2013 has been replaced in 2014 with increased collection rates on fee income as well as from fee income on new products and accounts along with rental income from the purchases of branch buildings.
  Non-interest operating expenses were $2.1 million, or 32.3%, lower in the current quarter compared to the same quarter a year ago resulting primarily from 2013 expenses for restructuring charges and prepayment penalties on borrowings which totaled $1.5 million. The remaining decline of $0.6 million was due to strategic initiatives to reduce expenses across the organization.
  Non-interest operating expenses were $8.6 million, or 40.0%, lower on a year-to-date basis for the period ending September 30, 2014 compared to the same period last year. In 2013 the Company incurred a total of $4.6 million in restructuring charges and prepayment penalties. Excluding those one-time charges, the improvement in operating expenses is $4.0 million, or 23.8%.
  The per share book value of the Company was $1.55 at September 30, 2014 compared to $1.11 at June 30, 2014 and $1.05 at September 30, 2013.
  Total Capital to Risk Weighted Assets was 13.8% for both Patriot and the Bank at September 30, 2014.

Asset Quality

Sam Davis, the Bank's Chief Credit Officer, stated "The Bank has worked diligently to improve its credit metrics and to accelerate the disposition of non-performing loans/classified assets over the past 18 months. Our success in this area is evidenced by the reduction in our total nonperforming assets from $24.5 million at September 30, 2013 to $7.9 million at September 30, 2014. The reduction is more dramatic when viewed in context with the increase of $27.4 million in gross loans outstanding between the two balance sheet dates."

Balance Sheet Review

Total assets of $624.3 million at September 30, 2014 increased $88.4 million, or 16.5%, compared to $535.9 million at September 30, 2013. Interest-bearing deposits increased by $34.3 million as the Bank deposited low-cost borrowed funds in anticipation of funding loan originations/purchases. Net loans increased by $28.7 million to $458.9 million at September 30, 2014, primarily due to Patriot's purchase of an approximate $47 million of commercial mortgage loans. Premises and equipment increased by $12.6 million as a result of the Bank's purchase of branch buildings which had been previously leased. The Bank's deferred tax asset added $16.8 million as the reversal of the valuation allowance brought the value of the asset back onto the balance sheet.

Total deposits were $421.1 million at September 30, 2014, a decline of $20.0 million, or 4.5%, compared to $441.1 million at September 30, 2013. These reductions were intentional as part of our strategic effort to improve performance by shrinking the balance sheet in 2013 to allow for prepayment penalties on higher cost borrowings and restructuring costs while maintaining our capital ratios. In the process, the Bank reduced its total cost of deposits from 0.86% for the nine-month period ending September 30, 2013 to 0.58% for the same period in 2014. During early 2014, low loan demand did not call for swift deposit growth. Patriot's loan pipeline is now strong and its retail group is once again pursuing deposit opportunities.

Income Statement Review

Patriot began the implementation of its restructuring initiatives in March of 2013. The results of many of those diverse initiatives have been realized throughout the prior and current periods and will continue throughout 2014 and 2015.

Patriot's third quarter net interest income was $4.3 million, compared to $4.5 million in the third quarter a year ago. A decline in average interest-earning assets of $13.4 million, coupled with a decline in yield of 39 basis points, served to record interest income in the current quarter that was $637,000 less than that for last year. Partially offsetting the decline in interest income, interest expense for the third quarter of 2014 decreased 36.2%, or $392,000, compared to 2013's third quarter. This was a result of a decline of $3.1 million in average interest bearing liabilities coupled with a 35 basis-point decrease in their cost. For both nine-month periods ended September 30, 2014 and September 30, 2013, net interest income was $12.4 million. Interest income declined from $16.4 million for the year-to-date period in 2013 to $14.7 million for the same period this year. A decline of $42.0 million in average interest earning assets from $543.6 million for the nine months ended September 30, 2013 to $501.6 million for the same period in 2014 accounted for $1.6 million of the decline in interest earnings. The remaining shortfall of $0.1 million was attributable to a decline in the 2014 year-to-date period of 12 basis points in average yield. Interest expense made up for the reduction in interest income by also decreasing $1.7 million for the nine-month period ended September 30, 2014 as compared to the same period last year. A decline of $27.7 million in average interest paying liabilities from $465.7 million for the nine months ended September 30, 2013 to $438.0 million for the same period in 2014 accounted for $0.2 million of the decline in interest expense. The remaining savings of $1.5 million was attributable to a decline in the 2014 year-to-date period of 44 basis points in average rate.

Non-interest income was $587,000 for the third quarter in 2014 compared to $560,000 for the same quarter in 2013. For the nine months ended September 30, 2014 non-interest income declined by $13,000, or 0.1%.

Non-interest expenses declined 32.3%, or $2.1 million, to $4.4 million in the third quarter of 2014, compared to $6.5 million for the same period a year ago. Included in the prior year's quarter non-interest expenses are $54,000 of restructuring charges associated with management's turnaround plan and $1.4 million of prepayment penalties associated with the termination of high-cost borrowings. Non-interest expenses on a year-to-date basis declined 40.0%, or $8.6 million, as discussed above.

Capital

The capital ratios at September 30, 2014 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement
Total Capital (to Risk Weighted Assets)	13.84%	13.83%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	12.76%	12.74%	6.00%
Tier 1 Capital (to Average Assets)	10.60%	10.58%	5.00%

About the Company

Patriot National Bancorp, Inc. operates as the holding company for Patriot National Bank, which provides commercial and consumer banking services. The Company's lending activities are conducted principally in Fairfield and New Haven Counties in Connecticut and Westchester County in New York. The Bank currently operates 10 full service branches, 8 in Connecticut and 2 in New York. Both the Bank and the Company are headquartered in Stamford, Connecticut.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended			Nine Months Ended
Dollars in thousands, except per share data	Sep. 30, 2014	June 30, 2014	Sep. 30, 2013	Sep. 30, 2014	Sep. 30, 2013

Interest and dividend income
Interest and fees on loans	$ 4,792	$ 4,667	$ 5,427	$ 14,150	$ 15,668
Interest on investment securities	132	133	148	400	622
Dividends on investment securities	39	42	29	122	87
Other interest income	14	14	10	40	47
Total interest and dividend income	4,977	4,856	5,614	14,712	16,424

Interest expense
Interest on deposits	579	607	893	1,823	3,054
Interest on Federal Home Loan Bank borrowings	41	33	119	107	637
Interest on subordinated debt	71	82	71	353	213
Interest on other borrowings	--	--	--	--	82
Total interest expense	691	722	1,083	2,283	3,986

Net interest income	4,286	4,134	4,531	12,429	12,438

Provision for loan losses	--	--	1,000	--	970

Net interest income after
provision for loan losses	4,286	4,134	3,531	12,429	11,468

Non-interest income
Mortgage banking activity	--	17	96	17	261
Loan application, inspection and processing fees	44	83	54	193	208
Fees and service charges	250	233	176	702	559
Gain on sale of loans	--	--	--	--	28
Gain on sale of branch assets and deposits	--	--	--	--	51
Earnings on cash surrender value of life insurance	117	116	129	354	398
Other income	176	174	105	537	311
Total non-interest income	587	623	560	1,803	1,816

Non-interest expense
Salaries and benefits	2,090	1,976	2,158	6,037	7,740
Occupancy and equipment expense	840	865	981	2,627	2,956
Data processing	312	279	366	841	1,026
Advertising and promotional expenses	61	73	40	185	158
Professional services and other outside services	422	457	740	1,350	2,399
Loan administration and processing expenses	29	19	41	65	192
Regulatory assessments	233	237	243	700	921
Insurance expense	88	78	89	263	251
Other real estate operations	--	(4)	34	12	91
Material and communications	97	84	94	274	302
Restructuring charges and asset disposals	--	--	54	--	448
Prepayment penalty on borrowings	--	--	1,405	--	4,116
Other operating expenses	252	168	216	585	944
Total non-interest expense	4,424	4,232	6,461	12,939	21,544

Income (loss) before income taxes	449	525	(2,370)	1,293	(8,260)

Benefit for income taxes	(16,812)	--	--	(16,812)	(21)
Net income (loss)	$ 17,261	$ 525	$ (2,370)	$ 18,105	$ (8,239)

Basic and diluted income (loss) per share	$ 0.45	$ 0.01	$ (0.06)	$ 0.47	$ (0.21)

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	Sep. 30, 2014	June 30, 2014	Sep. 30, 2013

Assets

Noninterest bearing deposits and cash	$ 1,530	$ 1,584	$ 1,551
Interest bearing deposits	56,060	58,345	21,785
Total cash and cash equivalents	57,590	59,929	23,336

Securities-available for sale	34,571	35,686	38,297
Other investments	4,450	4,450	3,500
FRB & FHLB stock	7,969	5,660	5,660
Total securities	46,990	45,796	47,457

Gross loans	463,806	408,000	436,446
Allowance for loan losses	(4,913)	(5,214)	(6,216)
Net loans	458,893	402,786	430,230

Accrued interest and dividends receivable	1,649	1,555	1,551
Premises and equipment, net	18,651	18,227	6,086
Cash surrender value of life insurance	22,378	22,262	21,899
Other real estate owned	--	--	3,845
Deferred tax asset, net (1)	16,812	--	--
Other assets	1,292	1,498	1,453
Total Assets	$ 624,255	$ 552,053	$ 535,857

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 62,657	$ 61,685	$ 58,110
Interest bearing deposits	358,458	364,747	383,013
	421,115	426,432	441,123

FHLB advances and repurchase agreements	132,000	72,000	42,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	2,191	2,057	3,925
Total Liabilities	563,554	508,737	495,296

Common stock	392	392	387
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,683	105,610	105,424
Accumulated deficit	(44,579)	(61,840)	(63,634)
Accumulated other comprehensive income	(635)	(686)	(1,456)
Total Shareholders' Equity	60,701	43,316	40,561

Total Liabilities and Shareholders' Equity	$ 624,255	$ 552,053	$ 535,857

(1) Includes valuation allowance of $0.6 million, $17.6 million and $18.6 million, respectively.

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	Sep. 30, 2014	June 30, 2014	Sep. 30, 2013
Asset Quality:
Nonaccrual loans	$ 7,895	$ 13,911	$ 20,683
Other real estate owned	--	--	3,845
Total nonperforming assets	$ 7,895	$ 13,911	$ 24,528

Nonaccrual loans / loans	1.70%	3.41%	4.74%
Nonperforming assets / assets	1.26%	2.52%	4.58%
Allowance for loan losses	$ 4,913	$ 5,214	$ 6,216
Allowance for loan losses / loans	1.06%	1.28%	1.42%
Allowance / nonaccrual loans	62.23%	37.48%	30.05%

Gross loan charge-offs for the quarter	$ 326	$ 285	$ 123
Gross loan recoveries for the quarter	25	19	17
Net loan charge-offs for the quarter	$ 301	$ 266	$ 106

Capital Data:
Book value per share (1)	$ 1.55	$ 1.11	$ 1.05
Tangible book value per share (2)	$ 1.55	$ 1.11	$ 1.05
Shares outstanding	39,160,627	39,160,627	38,669,206

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.
CONTACT: Patriot National Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203 252-5962

         Christina L. Maier
         EVP & CFO
         203 252-5901